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                                                                     EXHIBIT 2.1

                         PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER (the "Plan of Merger"), made and entered into as of the 5th day of May, 1998, by and among HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), FIELD ACQUISITION CORPORATION, a Delaware corporation (the "Subsidiary"), and NATIONAL SURGERY CENTERS, INC., a Delaware corporation ("NSC") (the Subsidiary and NSC being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the respective Boards of Directors of HEALTHSOUTH, the Subsidiary and NSC have approved the merger of the Subsidiary with and into NSC (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby all shares of Common Stock, par value $.01 per share, of NSC (the "NSC Common Stock"), not owned directly or indirectly by NSC, will be converted into the right to receive the Merger Consideration (as hereinafter defined);

     WHEREAS, each of HEALTHSOUTH, the Subsidiary and NSC desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

     Section 1.  The Merger.

     1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Subsidiary shall be merged with and into NSC at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and NSC shall continue as the surviving corporation (the "Surviving Corporation") under the name "NSC, Inc." and shall succeed to and assume all the rights and obligations of the Subsidiary and NSC in accordance with the DGCL.

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     1.2  The Closing.  The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 9.2 and 9.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 9.1 (other than Section 9.1(a), which shall be satisfied at the Closing Date), at the offices of Haskell Slaughter & Young, L.L.C., Birmingham, Alabama, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Subsidiary and NSC shall agree should be specified in the Certificate of Merger (the "Effective Time").

     1.4  Effect of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

Section 2. Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates.

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of NSC Common Stock or any shares of capital stock of the Subsidiary:

          (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. Each share of NSC Common Stock that is owned by NSC or by any subsidiary of NSC shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.01 per share, of HEALTHSOUTH ("HEALTHSOUTH Common Stock"), cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of NSC Shares. Subject to Section 2.2(e), each issued and outstanding share of NSC Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) (collectively, the "Exchanging NSC Shares") shall be converted into the right to receive that fraction of a share of HEALTHSOUTH Common Stock determined by dividing $30.50 by the Base Period Trading Price (as defined below), as may be adjusted as provided below, computed to four decimal places (the "Exchange Ratio"); provided, however, that if the Base Period Trading

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     Price shall be greater than $35.00, the Exchange Ratio shall be .8714; and
     provided further, however, that if the Base Period Trading Price shall be less than $26.50, the Exchange Ratio shall be 1.1509. The number of shares of HEALTHSOUTH Common Stock issuable with respect to each Exchanging NSC Share, as determined as set forth herein, is herein called the "Merger Consideration". For purposes of this Plan of Merger, the term "Base Period Trading Price" shall mean the average of the daily closing prices per share for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transactions Tape as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the second New York Stock Exchange trading day immediately preceding the day of the Special Meeting (as defined in Section 7.3) (such period being herein called the "Base Period"). Promptly after the close of trading on such day, the parties shall issue joint press release publicly announcing the Exchange Ratio. As of the Effective Time, all such Exchanging NSC Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging NSC Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Stock Options, Warrants and Convertible Securities. At the Effective Time, all rights with respect to NSC Common Stock pursuant to any NSC stock options, stock purchase warrants and convertible securities which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to HEALTHSOUTH Common Stock, and HEALTHSOUTH shall assume each NSC stock option, stock purchase warrant or convertible securities, in accordance with the terms of any stock option plan under which it was issued and any stock option agreement, warrant agreement, indenture or other instrument by which it is evidenced. It is intended that, unless otherwise agreed between HEALTHSOUTH and a particular optionee, the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option". Each NSC stock option, stock purchase warrant or convertible security so assumed shall be exercisable for, or convertible into, that number of shares of HEALTHSOUTH Common Stock equal to the number of NSC shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price or conversion price per share equal to the NSC exercise price or conversion price divided by the Exchange Ratio.

          (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time HEALTHSOUTH shall have declared a stock split (including a reverse split) of HEALTHSOUTH Common Stock or a dividend payable in HEALTHSOUTH Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of HEALTHSOUTH Common Stock

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     with respect to their HEALTHSOUTH Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then (i) the amounts $30.50, $35.00 and $26.50 referred to in Section 2.1(c), and the Exchange Ratio, shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities and (ii) if such stock split, dividend or distribution has a record date prior to the Effective Time, then the number of shares of HEALTHSOUTH Common Stock to be issued upon conversion of a share of NSC Common Stock pursuant to Section 2.1(c) shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

     2.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, HEALTHSOUTH shall enter into an agreement with such bank or trust company as may be designated by HEALTHSOUTH (the "Exchange Agent") which shall provide that HEALTHSOUTH shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Exchanging NSC Shares, for exchange in accordance with this Section 2, through the Exchange Agent, certificates representing the shares of HEALTHSOUTH Common Stock (such shares of HEALTHSOUTH Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of NSC Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of NSC Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HEALTHSOUTH may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HEALTHSOUTH Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HEALTHSOUTH, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HEALTHSOUTH Common Stock which such holder has the right to receive pursuant to the provisions of this
Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of NSC Common Stock which is not registered in the transfer records of NSC, a certificate representing the proper number of shares of HEALTHSOUTH Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of HEALTHSOUTH

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Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HEALTHSOUTH that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HEALTHSOUTH Common Stock and cash in lieu of any fractional shares of HEALTHSOUTH Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of HEALTHSOUTH Common Stock. To the extent permitted by law, former stockholders of record of NSC shall be entitled to vote after the Effective Time at any meeting of HEALTHSOUTH stockholders the number of whole shares of HEALTHSOUTH Common Stock into which their respective shares of NSC Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing HEALTHSOUTH Common Stock in accordance with this
Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HEALTHSOUTH Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HEALTHSOUTH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HEALTHSOUTH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HEALTHSOUTH Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HEALTHSOUTH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of HEALTHSOUTH Common Stock.

     (d) No Further Ownership Rights in Exchanging NSC Shares. All shares of HEALTHSOUTH Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Exchanging NSC Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of HEALTHSOUTH Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HEALTHSOUTH. Notwithstanding any other provision of this Plan of Merger, each holder of Exchanging NSC Shares exchanged pursuant to the Merger who would

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otherwise have been entitled to receive a fraction of a share of HEALTHSOUTH
Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HEALTHSOUTH Common Stock multiplied by the closing price per share of HEALTHSOUTH Common Stock on the date on which the Effective Time occurs, as reported on the New York Stock Exchange Composite Transactions Tape.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to HEALTHSOUTH, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to HEALTHSOUTH for payment of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock and any dividends or distributions with respect to HEALTHSOUTH Common Stock.

     (g) No Liability. None of HEALTHSOUTH, the Subsidiary, NSC or the Exchange Agent shall be liable to any person in respect of any shares of HEALTHSOUTH Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock or any dividends or distributions with respect to HEALTHSOUTH Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in deposit accounts or short-term money market instruments, as directed by HEALTHSOUTH, on a daily basis. Any interest and other income resulting from such investments shall be paid to HEALTHSOUTH.

     2.3 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of NSC shall be amended and restated, effective at the Effective Time, in a manner satisfactory to HEALTHSOUTH. The Certificate of Incorporation of NSC, as so amended and restated, shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

     2.4 Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of NSC and the said Bylaws.

     2.5 Directors and Officers of the Surviving Corporation. The Directors and officers of the Subsidiary immediately prior to the Effective Time shall be the Directors and officers of

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the Surviving Corporation, each to hold office in accordance with the
Certificate of Incorporation and Bylaws of the Surviving Corporation.

     2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and NSC shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary. The employees and agents of the Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Subsidiary.

Section 3.  Representations and Warranties of NSC.

     NSC hereby represents and warrants to HEALTHSOUTH and the Subsidiary as follows:

     3.1 Organization, Existence and Good Standing. NSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NSC has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. NSC is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has NSC within such time owned, directly or indirectly, any shares of HEALTHSOUTH Common Stock or Subsidiary Common Stock.

     3.2 NSC Capital Stock. NSC's authorized capital consists of 40,000,000 shares of NSC Common Stock, of which 18,572,111 shares were issued and outstanding as of April 3, 1998, and no shares of which were issued and held as treasury shares, 10,000,000 shares of Non-Voting Common Stock, par value $.01 per share, none of which shares are issued and outstanding or held as treasury stock, and 10,000,000 shares of Preferred Stock, par value $.01 per share, none of which shares are issued and outstanding or held as treasury stock. All of the issued and outstanding shares of NSC Common Stock are duly and validly issued, fully paid and nonassessable. Except as set forth on Exhibit 3.2 to the Disclosure Schedule delivered by NSC to HEALTHSOUTH simultaneously with the execution and delivery hereof (the "Disclosure Schedule") or otherwise disclosed in the NSC Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "NSC 10-K"), there are no options, warrants, convertible securities or similar rights granted by NSC or any other agreements to which NSC is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid

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with respect to any of the shares of NSC Common Stock. NSC has not made any distributions to any holders of NSC Common Stock or participated in or effected any issuance, exchange or retirement of shares of NSC Common Stock, or otherwise changed the equity interests of holders of NSC Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of NSC Common Stock that NSC has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

     3.3 Subsidiaries and Affiliated Partnerships. (a) Attached to the Disclosure Schedule as Exhibit 3.3 is a list of all corporate subsidiaries of NSC (individually, a "NSC Subsidiary", and collectively, the "NSC Subsidiaries") and their states of incorporation. Except as set forth on Exhibit 3.3, NSC does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization other than the NSC Other Entities (as defined below).

     (b) Also disclosed on Exhibit 3.3 is a list of all general or limited partnerships in which a general partner is NSC, a NSC Subsidiary or another NSC Partnership (individually, a "NSC Partnership" and collectively, the "NSC Partnerships"), and all limited liability companies in which NSC, a NSC Subsidiary or a NSC Partnership is a member (individually, a "NSC LLC" and collectively, the "NSC LLCs") (the NSC Partnerships and the NSC LLCs being collectively called the "NSC Other Entities"), and their states of organization. Except as set forth on Exhibit 3.3, neither NSC nor any NSC Subsidiary owns an equity interest in, nor does such entity control, directly or indirectly, any other joint venture, limited liability company or partnership.

     3.4 Organization, Existence and Good Standing of NSC Subsidiaries and NSC Other Entities. (a) Each NSC Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, except where the failure to be in good standing would not have a material adverse effect on NSC. Each NSC Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     (b) Each NSC Partnership that is a limited partnership is validly formed, each NSC Partnership that is a general partnership has been duly organized, and each NSC Partnership is in good standing under the laws of its respective state of organization, except where the failure to be in good standing would not have a material adverse effect on NSC. Each NSC Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

     (c) Each NSC LLC is a limited liability company validly formed and in good standing under the laws of its respective state of organization, except where the failure to be in good standing would not have a material adverse effect on NSC. Each NSC LLC has all necessary power to own its property and assets to carry on its business as presently conducted.

     3.5 Foreign Qualifications. NSC, each NSC Subsidiary and each NSC Other Entity that is not a general partnership is qualified to do business as a foreign corporation, foreign

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limited partnership or foreign limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a material adverse effect on NSC.

     3.6 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, NSC has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. Except as set forth on Exhibit 3.6 to the Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Certificate of Incorporation of NSC or any provisions of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which NSC or any NSC Subsidiary or NSC Other Entity is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated, would have a material adverse effect on NSC. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of NSC. This Plan of Merger has been duly executed and delivered by NSC and, assuming this Plan of Merger constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, as the case may be, constitutes a valid and binding obligation of NSC, enforceable against NSC in accordance with its terms.

     3.7 NSC Public Information. NSC has heretofore furnished HEALTHSOUTH with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "NSC Documents") since January 1, 1998, which are all the documents (other than preliminary material) that it was required to file with the SEC from such date through the date of this Plan of Merger. As of their respective dates, the NSC Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the NSC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the NSC Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of NSC required to be stated therein, including all such known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of NSC at said dates and the consolidated results of operations and cash flows of NSC for the periods then ended. The

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consolidated balance sheet of NSC at December 31, 1997 included in the NSC
Documents is herein sometimes referred to as the "NSC Balance Sheet".

     3.8  Legal Proceedings.  Except as disclosed in the NSC Documents or on
Exhibit 3.9 to the Disclosure Schedule, so far as is known to NSC there is no litigation, governmental investigation or other proceeding pending or threatened against or relating to NSC, its properties or business, or the transaction contemplated by this Plan of Merger other than litigation, governmental investigations or other proceedings which would not individually or in the aggregate, have a material adverse effect on NSC, and, so far as is known to NSC, no basis for any such action exists which action would, individually or in the aggregate, have a material adverse effect on NSC.

     3.9 Contracts, etc. (a) All material contracts, leases, agreements and arrangements to which NSC or any of the NSC Subsidiaries or NSC Other Entities is a party are legally valid and binding in accordance with their terms and in full force and effect (assuming such contracts, leases and arrangements are enforceable against the other parties to such contracts, leases, agreements and arrangements), and to the knowledge of NSC, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on NSC.

     (b) Except as set forth on Exhibit 3.9(b) to the Disclosure Schedule, no contract or agreement to which NSC or any NSC Subsidiary or NSC Other Entity is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on NSC.

     (c) Except as set forth on Exhibit 3.9(c) to the Disclosure Schedule, none of NSC, any NSC Subsidiary or any NSC Other Entity has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     3.10 Subsequent Events. Except as set forth on Exhibit 3.10 to the Disclosure Schedule or disclosed in the NSC Documents, NSC has not, since the date of the NSC 10-K:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the NSC Balance Sheet or (ii) liabilities incurred since the date of the last-filed NSC Document in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on NSC.

          (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on NSC, except as may have been required due to consolidated income or operations of NSC since the date of the NSC 10-K.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of NSC.

          (e) Sold or transferred any of the assets material to the consolidated business of NSC, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by NSC to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

          (h) Issued any stock, bonds or other securities, other than stock options granted to employees, directors or consultants of NSC or warrants granted to third parties, all of which are disclosed on Exhibit 3.2 to the Disclosure Schedule or reflected in the NSC Documents.

     3.11 Accounts Receivable. (a) Since the date of the NSC 10-K, NSC has not changed any material principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. NSC (including the NSC Subsidiaries and NSC Other Entities) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on NSC.

     (b) Without limiting the generality of the foregoing, each of NSC and the NSC Subsidiaries and the NSC Other Entities is in compliance with all Medicare and Medicaid provider agreements to which it is a party, except to the extent that such noncompliance would not have a material adverse effect on NSC.

     3.12 Tax Returns. NSC has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on NSC. NSC has made all payments shown as due on such returns, except to the extent that the failure to make such payments would not have material adverse effect on NSC. Except as set forth on Exhibit 3.12 to the Disclosure Schedule, NSC has not been notified that any tax returns of NSC are currently under audit by the Internal Revenue Service or any state or local tax agency, except for local tax audits that in the aggregate are not material. No agreements have been made by NSC for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     3.13 Commissions and Fees. Except as set forth in Exhibit 3.13 to the Disclosure Schedule, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against HEALTHSOUTH resulting from any action taken by NSC or its stockholders, officers or Directors, or any of them.

     3.14 Employee Benefit Plans; Employment Matters. (a) Except as described in the NSC Documents or set forth on Exhibit 3.14(a) to the Disclosure Schedule, NSC has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by NSC has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. NSC has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

     (b) Except as described in the NSC Documents or set forth on Exhibit 3.14(b) to the Disclosure Schedule, NSC is not a party to any oral or written
(i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $50,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     3.15 Compliance with Laws in General. Except as set forth on Exhibit 3.15 to the Disclosure Schedule or disclosed in the NSC Documents, NSC has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by NSC which, if it were determined that a violation had occurred, would have a material effect on NSC.

     3.16 Licenses, Accreditation and Regulatory Approvals. Except as disclosed in the NSC Documents or set forth on Exhibit 3.16 to the Disclosure Schedule, NSC and the NSC Subsidiaries and NSC Other Entities hold all licenses, permits, certificates of need and other regulatory approvals which are needed or required by law with respect to their businesses, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"), except where the failure to possess such Licenses does not have a material adverse effect on NSC. All such Licenses are in full force and effect, and NSC is in compliance with all conditions and requirements of the Licenses and with all rules and regulations relating thereto, except for such noncompliance as does not have a material adverse effect on NSC. NSC, the NSC Subsidiaries and the NSC Other Entities are, to the extent applicable to their operations, (i) eligible to receive payment under Titles XVIII and XIX of the Social Security Act, (ii) providers under existing provider agreements with the Medicare program through the applicable intermediaries and (iii) in compliance with the conditions of participation in the Medicare program except where such inability in the case of either items (i) or (ii) or noncompliance in item (iii) does not have a material adverse effect on NSC. Except to the extent that the failure to make or to timely make such filings would not have a material adverse effect on NSC, NSC, the NSC Subsidiaries and the NSC Other Entities have timely filed all requisite claims and other reports required to be filed in connection with the Medicare, Medicaid and other governmental health programs due on or before the date hereof, all of which were, when filed, complete and correct except to the extent that such failure to be complete and correct would not have a material adverse effect on NSC. There are no current claims, actions or appeals pending, and neither NSC nor the NSC Subsidiaries nor the NSC Other Entities have filed any claims or reports which would result in such claims, actions or appeals, before any commission, board or agency, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration with respect to any Medicare claims, or any disallowances in connection with any audit of claims, which in any such case would have a material adverse effect on NSC. The amounts established as provisions for adjustments by Medicare, Medicaid and other third-party payors on the financial statements set forth in the last-filed NSC Document are sufficient to pay any material amounts for which NSC believes it will be liable. To the knowledge of NSC, neither NSC nor the NSC Subsidiaries nor the NSC Other Entities nor their respective employees have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, which violation would have a material adverse effect on NSC. Any and all past litigation concerning such Licenses and all claims and causes of action raised therein, has been finally adjudicated. No such License has been revoked, conditioned (except as may be customary) or restricted, and no action

(equitable, legal or administrative), arbitration or other process is pending, or to the knowledge of NSC, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License where such invalidity, revocation, condition or restriction would have a material adverse effect on NSC. Subject to compliance with applicable securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state or local statutes, rules or regulations requiring notice, approval, or other action upon the occurrence of a change in control of NSC or any of the NSC Subsidiaries or NSC Other Entities, the consummation of the Merger will not violate any law or regulation to which NSC is subject which, if violated, would have a material adverse effect on NSC.

     3.17 Retirement or Re-Acquisition of HEALTHSOUTH Common Stock. NSC is not a party to any agreement the effect of which would be to require HEALTHSOUTH directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

     3.18 Disposition of Assets of Surviving Corporation. NSC is not a party to any plan to dispose of a significant part of the assets of the Surviving Corporation within two years after the Closing Date, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

     3.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the NSC Common Stock entitled to vote thereon is the only vote of the holders of any class or series of NSC capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

     3.20 Opinion of Financial Advisor. The Board of Directors of NSC has received the oral opinion of BT Alex. Brown Incorporated to the effect that, as of the date of this Plan of Merger, the consideration to be received by the holders of NSC Common Stock is fair to such holders from a financial point of view, a written copy of which opinion will be delivered by NSC to HEALTHSOUTH prior to the date on which the definitive proxy materials for the Proxy Statement (as defined in Section 7.4(a)) are filed with the SEC.

Section 4.  Representations and Warranties of the Subsidiary and HEALTHSOUTH.

     The Subsidiary and HEALTHSOUTH, jointly and severally, hereby represent and warrant to NSC as follows:

     4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of HEALTHSOUTH. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any shares of NSC Common Stock. The Subsidiary has (i) not engaged directly or indirectly in any business or activities of any type or kind whatsoever nor entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking which is not contemplated by this Agreement and (ii) not created, granted or suffered to exist any lien upon its properties or assets which would attach to any properties or assets of HEALTHSOUTH or the Surviving Corporation after the Effective Time.

     4.2 Power and Authority. The Subsidiary has corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

     4.3 No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

     4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

     4.5 No Contracts or Liabilities. Other than the obligations created under this Plan of Merger, the Subsidiary is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

Section 5.  Representations and Warranties of HEALTHSOUTH.

     HEALTHSOUTH hereby represents and warrants to NSC as follows:

     5.1 Organization, Existence and Good Standing. HEALTHSOUTH is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. HEALTHSOUTH has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. HEALTHSOUTH is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary. HEALTHSOUTH is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has HEALTHSOUTH within such time owned, directly or indirectly, any shares of NSC Common Stock.

     5.2 Power and Authority. HEALTHSOUTH has corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of HEALTHSOUTH, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which HEALTHSOUTH is a party or by which it is bound, or violate any restrictions of any kind to which HEALTHSOUTH is subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of HEALTHSOUTH. This Plan of Merger has been duly executed and delivered by HEALTHSOUTH and the Subsidiary and, assuming this Plan of Merger constitutes a valid and binding obligation of NSC, constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, enforceable against HEALTHSOUTH and the Subsidiary in accordance with its terms. No vote of the holders of any class or series of HEALTHSOUTH capital stock is necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

     5.3 HEALTHSOUTH Common Stock. On the Closing Date, HEALTHSOUTH will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of NSC Common Stock in accordance with the provisions of this Plan of Merger. The HEALTHSOUTH Common Stock to be issued pursuant to this Plan of Merger will, when so delivered, be
(i) duly and validly issued, fully paid and nonassessable, (ii) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (iii) authorized for listing on the New York Stock Exchange, Inc. (the "Exchange") upon official notice of issuance.

     5.4 Capitalization. HEALTHSOUTH's authorized capital stock consists of 1,500,000 shares of Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 500,000,000 shares of Common Stock, par value $.01 per share, of which 399,952,852 shares were issued and outstanding as of March 30, 1998, and 186,000 shares are held in treasury. All of the issued and outstanding shares of HEALTHSOUTH Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in the HEALTHSOUTH Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended (the "HEALTHSOUTH 10-K"), there are no options, warrants, convertible debentures or similar rights granted by HEALTHSOUTH or any other agreements to which HEALTHSOUTH is a party providing for the issuance or sale by it of any additional securities, other than stock options granted in the ordinary course since such date, up to 8,579,627 shares of HEALTHSOUTH Common Stock to be issued pursuant to a Plan and Agreement of Merger, as amended between HEALTHSOUTH, Chandler Acquisition Corporation and The Company Doctor, and HEALTHSOUTH's $567,750,000 principal amount of 3.25% Convertible Subordinated Debentures due 2003. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of HEALTHSOUTH Common Stock. HEALTHSOUTH has not made any distributions to any holder of HEALTHSOUTH Common Stock or participated in or effected any issuance, exchange or retirement of HEALTHSOUTH Common Stock, or otherwise changed the equity interests of holders of HEALTHSOUTH Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of HEALTHSOUTH Common Stock that HEALTHSOUTH has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

     5.5 Subsidiary Common Stock. HEALTHSOUTH owns, beneficially and of record, all of the issued and outstanding shares of Subsidiary Common Stock, which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. HEALTHSOUTH has the corporate power to endorse and surrender such Subsidiary Shares for cancellation pursuant to this Plan of Merger. HEALTHSOUTH has taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

     5.6 HEALTHSOUTH Documents. HEALTHSOUTH has heretofore furnished NSC with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC (as any such documents have since the time of their original filing been amended, the "HEALTHSOUTH Documents") since January 1, 1998, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the HEALTHSOUTH Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the HEALTHSOUTH Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the HEALTHSOUTH Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of HEALTHSOUTH required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of HEALTHSOUTH at said dates and the consolidated results of operations and cash flows of HEALTHSOUTH for the periods then ended.

     5.7 Investment Intent. HEALTHSOUTH is acquiring the shares of NSC Common Stock hereunder for its own account and not with a view to the distribution or sale thereof, and HEALTHSOUTH has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the shares of NSC Common Stock to any other person, firm or corporation.

     5.8 Legal Proceedings. Except as disclosed in the HEALTHSOUTH Documents, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to HEALTHSOUTH, threatened against or relating to HEALTHSOUTH, its properties or business, or the transaction contemplated by this Plan of Merger and, so far as is known to HEALTHSOUTH, no basis for any such action exists.

     5.9 Compliance with Laws in General. Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by HEALTHSOUTH which, if it were determined that a violation had occurred, would have a material effect on HEALTHSOUTH.

     5.10 Licenses, Accreditation and Regulatory Approvals. Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH and its subsidiaries (the "HEALTHSOUTH Subsidiaries") and controlled general or limited partnerships and limited liability companies (the "HEALTHSOUTH Other Entities") hold all Licenses which are needed or required by law with respect to their businesses, operations and facilities as they are currently or presently conducted, except where the failure to possess such Licenses does not have a material adverse effect on HEALTHSOUTH. All such Licenses are in full force and effect, and HEALTHSOUTH is in compliance with all conditions and requirements of the Licenses and with all rules and regulations relating thereto, except for such noncompliance as does not have a material adverse effect on HEALTHSOUTH. HEALTHSOUTH, the HEALTHSOUTH Subsidiaries and the HEALTHSOUTH Other Entities are, to the extent applicable to their operations, (i) eligible to receive payment under Titles XVIII and XIX of the Social Security Act, (ii) providers under existing provider agreements with the Medicare program through the applicable intermediaries and (iii) in compliance with the conditions of participation in the Medicare program except where such inability in the case of either items (i) or (ii) or noncompliance in item (iii) does not have a material adverse effect on HEALTHSOUTH. Except to the extent that the failure to make or to timely make such filings would not have a material adverse effect on HEALTHSOUTH, HEALTHSOUTH, the HEALTHSOUTH Subsidiaries and the HEALTHSOUTH Other Entities have timely filed all requisite claims and other reports required to be filed in connection with the Medicare, Medicaid and other governmental health programs due on or before the date hereof, all of which were, when filed, complete and correct except to the extent that such failure to be complete and correct would not have a material adverse effect on HEALTHSOUTH. There are no current claims, actions or appeals pending, and neither HEALTHSOUTH nor the HEALTHSOUTH Subsidiaries nor the HEALTHSOUTH Other Entities have filed any claims or reports which would result in such claims, actions or appeals, before any commission, board or agency, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration with respect to any Medicare claims, or any disallowances in connection with any audit of claims, which in any such case would have a material adverse effect on HEALTHSOUTH. The amounts established as provisions for adjustments by Medicare, Medicaid and other third-party payors on the financial statements set forth in the HEALTHSOUTH 10-K are sufficient to pay any material amounts for which HEALTHSOUTH believes it will be liable. To the knowledge of HEALTHSOUTH, neither HEALTHSOUTH nor the HEALTHSOUTH Subsidiaries nor the HEALTHSOUTH Other Entities nor their respective employees have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, which violation would have a material adverse effect on HEALTHSOUTH. Any and all past litigation concerning such Licenses and all claims and causes of action raised therein, has been finally adjudicated. No such License has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the knowledge of HEALTHSOUTH, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License where such invalidity, revocation, condition or restriction would have a material adverse effect on HEALTHSOUTH. Subject to compliance with applicable securities laws, the HSR Act and state or local statutes, rules or regulations requiring notice, approval, or other action upon the occurrence of a change in control of NSC or any of the NSC Subsidiaries or NSC Other Entities, the consummation of the Merger will not violate any law or regulation to which HEALTHSOUTH is subject which, if violated, would have a material adverse effect on HEALTHSOUTH.

     5.11 Subsequent Events. Except as disclosed in the HEALTHSOUTH 10-K, HEALTHSOUTH has not, since the date of the HEALTHSOUTH 10-K:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the December 31, 1997 Balance Sheet contained in the HEALTHSOUTH 10-K or
     (ii) liabilities incurred since the date of the HEALTHSOUTH 10-K in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on HEALTHSOUTH.

          (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on HEALTHSOUTH, except as may have been required due to income or operations of HEALTHSOUTH since December 31, 1997.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of HEALTHSOUTH.

          (e) Sold or transferred any of the assets material to the consolidated business of HEALTHSOUTH, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by HEALTHSOUTH to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

          (h) Issued any stock, bonds or other securities, other than stock options granted to employees or consultants of HEALTHSOUTH or warrants granted to third parties, all of which are described in the HEALTHSOUTH Documents.

     5.12  Retirement or Re-Acquisition of HEALTHSOUTH Common Stock.
HEALTHSOUTH has not agreed directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

     5.13 Disposition of Assets of Surviving Corporation. HEALTHSOUTH does not intend or plan to dispose of, or to cause the Surviving Corporation to dispose of, a significant part of the assets of the Surviving Corporation within two years after the Effective Time, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

Section 6.  Access to Information and Documents.

     6.1 Access to Information. Between the date hereof and the Closing Date, each of NSC and HEALTHSOUTH will give to the other party and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party. In addition, NSC shall make available to HEALTHSOUTH all such banking, investment and financial information as shall be necessary to allow for the efficient integration of NSC banking, investment and financial arrangements with those of HEALTHSOUTH at the Effective Time.

     6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Evaluation Material" under the terms of the Confidentiality Agreements dated April 30, 1998, between NSC and HEALTHSOUTH and May 1, 1998, between HEALTHSOUTH and NSC (the "Confidentiality Agreements").

     6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

     (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

Section 7.  Covenants.

     7.1 Preservation of Business. Prior to the Effective Time, NSC will use its best efforts to preserve the business organization of NSC intact, to keep available to HEALTHSOUTH and the Surviving Corporation the services of the present employees of NSC, and to preserve for HEALTHSOUTH and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with NSC.

     7.2 Material Transactions. Prior to the Effective Time, NSC will not (other than as required pursuant to the terms of this Plan of Merger and the related documents, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof which are described on Exhibit 7.2 to the Disclosure Schedule), without first obtaining the written consent of HEALTHSOUTH:

          (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of NSC, other than in the ordinary course of business or as otherwise disclosed herein.

          (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to NSC except as provided herein.

          (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $100,000.

          (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of NSC, except upon exercise of currently outstanding stock options or warrants or pursuant to the NSC Employee Stock Purchase Plan.

          (e) Make any contribution, payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with NSC's usual past practice, or establish or enter into any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, or terminate any Plan.

          (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

          (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

          (h) Amend its Certificate of Incorporation or Bylaws.

          (i) Take any action of a character described in Section 3.10(b) to 3.10(h), inclusive.

     7.3 Meeting of NSC Stockholders. (a) NSC will take all steps necessary in accordance with its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "Special Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of NSC (subject to the exercise of its fiduciary duties under applicable law) will (i) recommend to NSC stockholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and
(ii) use reasonable, good faith efforts to obtain the approval by NSC's stockholders of this Plan of Merger and the transactions contemplated hereby.

     (b) Nothing contained herein shall affect the right of NSC to take action by written consent in lieu of meeting to the extent permitted by applicable law and its Certificate of Incorporation and Bylaws.

     7.4 Registration Statement. (a) HEALTHSOUTH shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of HEALTHSOUTH Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act of 1933, as amended (the "Securities Act"), including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of NSC (the "Proxy Statement") containing the information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). HEALTHSOUTH shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. HEALTHSOUTH shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading. HEALTHSOUTH shall use its reasonable, good faith efforts to have the Registration Statement declared effective by the SEC under the provisions of the Securities Act and the Exchange Act. HEALTHSOUTH shall provide NSC with copies of all filings made pursuant to this Section 7.4 and shall consult with NSC on responses to any comments made by the Staff of the SEC with respect thereto.

     (b) The information specifically designated as being supplied by NSC for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective and at the time the Proxy Statement is first mailed to holders of NSC Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by NSC for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of NSC Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to NSC, or its officers or directors, should be discovered by NSC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, NSC shall promptly inform HEALTHSOUTH. All documents, if any, that NSC is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective and at the time the Proxy Statement is first mailed to holders of NSC Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Proxy Statement to be sent to the holders of NSC Common Stock in connection with the Special Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of NSC Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to HEALTHSOUTH or its officers or directors, should be discovered by HEALTHSOUTH which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, HEALTHSOUTH shall promptly inform NSC and shall promptly file such amendment to the Registration Statement. All documents that HEALTHSOUTH is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (d) Prior to the Closing Date, HEALTHSOUTH shall use its reasonable, good faith efforts to cause the shares of HEALTHSOUTH Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

     (e) Prior to the Closing Date, HEALTHSOUTH shall file an additional listing application (the "Listing Application") with the Exchange relating to the shares of

HEALTHSOUTH Common Stock to be issued in connection with the Merger, and shall use its reasonable, good faith efforts to cause such shares of HEALTHSOUTH Common Stock to be approved for listing on the Exchange, upon official notice of issuance, prior to the Closing Date.

     (f) NSC shall furnish all information to HEALTHSOUTH with respect to NSC and the NSC Subsidiaries and NSC Other Entities as HEALTHSOUTH may reasonably request for inclusion in the Registration Statement, the Proxy Statement and the Listing Application, and shall otherwise cooperate with HEALTHSOUTH in the preparation and filing of such documents.

     7.5 Exemption from State Takeover Laws; NSC Rights. NSC shall take all reasonable steps necessary to (a) exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of NSC's Board of Directors or otherwise, and (b) to redeem the outstanding preferred share purchase rights (the "Rights") of NSC or otherwise cause the Merger to be a transaction which does not trigger the detachment and distribution of the Rights (otherwise than by issuing shares of NSC Common Stock or preferred stock in exchange for the Rights).

     7.6 HSR Act Compliance. HEALTHSOUTH and NSC shall promptly make their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. HEALTHSOUTH and NSC will use their respective reasonable, good faith efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

     7.7 Public Disclosures. HEALTHSOUTH and NSC will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange or Nasdaq, as applicable. The parties shall issue a joint press release, mutually acceptable to HEALTHSOUTH and NSC, promptly upon execution and delivery of this Plan of Merger.

     7.8 Resignation of NSC Directors. On or prior to the Closing Date, NSC shall deliver to HEALTHSOUTH evidence satisfactory to HEALTHSOUTH of the resignation of the Directors of NSC, such resignations to be effective on the Closing Date.

     7.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit to the Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this

Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

     7.10 No Solicitations. (a) Subject to the provisions of Section 7.10(b) below, NSC shall not, and shall not suffer any of the NSC Subsidiaries or the NSC Other Entities or any of their respective directors, officers, employees, agents or representatives to, directly or indirectly (i) solicit or initiate (including by way of furnishing or publishing nonpublic information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving NSC or the acquisition of all or any significant part, including by way of merger, acquisition or other business combination, of the assets or capital stock or other equity interests of NSC or of any NSC Subsidiaries or NSC Other Entities which, individually or in the aggregate constitute a significant part of the consolidated assets of NSC or any similar transaction (an "Acquisition Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any persons (other than HEALTHSOUTH and its representatives) with respect to any Acquisition Transaction or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or (iii) enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require NSC to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Plan of Merger. Except as may be required by the fiduciary duties of NSC's Board of Directors under applicable law, NSC agrees that, as of the date hereof, NSC and the NSC Subsidiaries and the NSC Other Entities and their respective directors, officers, employees, agents and representatives shall immediately cease and cause to be terminated any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Transaction.

     (b) Notwithstanding the provisions of Section 7.10(a) above, NSC may (i), directly or indirectly, furnish information and access, in response to an unsolicited written proposal for an Acquisition Transaction, to the same extent permitted by Section 6.1, to any corporation, partnership, person or other entity or group (in each case, a "person"), pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal for an Acquisition Transaction, if the Board of Directors of NSC determines in its good faith judgment in the exercise of its fiduciary duties, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Transaction. NSC shall promptly advise HEALTHSOUTH of the existence of any inquiries or proposals received by, any requests for such information from, or any negotiations or discussions initiated or continued with, NSC or any of the NSC Subsidiaries or the NSC Other Entities or any of their respective directors, officers, employees, agents or representatives, in each case from or by a person (other than HEALTHSOUTH and its representatives) with respect to an Acquisition Transaction and the identity of such person and, except as may otherwise be required pursuant to the fiduciary duties of NSC's Board of Directors under applicable law, the terms, the proposed form of consideration and the general terms of any financing arrangement or commitment in connection with such Acquisition Transaction.

     7.11 Other Actions. Subject to the provisions of Sections 7.3 and 7.10 hereof, none of NSC, HEALTHSOUTH and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of NSC or HEALTHSOUTH to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of NSC or HEALTHSOUTH to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

     7.12 Accounting Methods. Neither HEALTHSOUTH nor NSC shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred in any such parties' independent accountants.

     7.13 Pooling and Tax-Free Reorganization Treatment. Neither HEALTHSOUTH nor NSC shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     7.14 Affiliate and Pooling Agreements. NSC will use its reasonable, good faith efforts to cause each of its Directors and executive officers and each of its "affiliates" (within the meaning of Rule 145 under the Securities Act of 1933) to execute and deliver to HEALTHSOUTH as soon as practicable an agreement in the form attached hereto as Exhibit 7.14 relating to the disposition of shares of NSC Common Stock and shares of HEALTHSOUTH Common Stock held by such person and the shares of HEALTHSOUTH Common Stock issuable pursuant to this Plan of Merger.

     7.15 Cooperation. (a) HEALTHSOUTH and NSC shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

     (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of HEALTHSOUTH and NSC shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to this Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of NSC's stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of HEALTHSOUTH and NSC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

     7.16 NSC Stock Options and Warrants. (a) As soon as reasonably practicable after the Effective Time of the Merger, HEALTHSOUTH shall deliver to the holders of NSC stock options and warrants appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such NSC stock options were issued and any stock option agreements or warrant agreements evidencing such options or warrants, which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Section 2.1(d) or this Section 7.16 after giving effect to the Merger and the assumption of such options and warrants by HEALTHSOUTH as set forth herein) as in effect immediately prior to the Effective Time. HEALTHSOUTH shall comply with the terms of the stock option plans, the stock option agreements and the warrant agreements as so adjusted, and shall use its reasonable, good faith efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that the NSC stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

     (b) HEALTHSOUTH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HEALTHSOUTH Common Stock for delivery upon exercise of the NSC stock options and warrants assumed by HEALTHSOUTH in accordance with Section 2.1(d). As soon as practicable after the Effective Time, HEALTHSOUTH shall file with the SEC a registration statement on Form S-8 with respect to shares of HEALTHSOUTH Common Stock subject to such NSC stock options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such NSC stock options remain outstanding. HEALTHSOUTH shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

     (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer with respect to the NSC stock options awarded under any plan, program, or arrangement of NSC or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by HEALTHSOUTH as set forth above.

     7.17 Publication of Combined Results. HEALTHSOUTH agrees that within 25 days after the end of the first calendar month following at least 30 days after the Effective Time, HEALTHSOUTH shall cause publication of the combined results of operations of

HEALTHSOUTH and NSC. For purposes of this Section 7.17, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     7.18 NSC Employees. HEALTHSOUTH shall retain all employees of NSC who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accordance with the terms of such contracts) and shall provide such employees with the same customary employee benefits as HEALTHSOUTH provides its existing employees. HEALTHSOUTH shall give employees of NSC credit for their respective periods of employment with NSC prior to the Effective Time for purposes of determining their eligibility for and level of participation in any employee benefit program, plan or arrangement which the Surviving Corporation adopts, maintains or contributes to following the Effective Time. In addition, HEALTHSOUTH agrees that it will execute and deliver on the Closing Date agreements with the employees designated on Exhibit
7.18 to the Disclosure Schedule providing the benefits set forth on such Exhibit
7.18 to those employees.

     7.19 Certain Information. For as long as any affiliate (as defined for purposes of Rule 145 under the Securities Act) of NSC holds shares of HEALTHSOUTH Common Stock issued in the Merger (but not for a period in excess of two years from the date of consummation of the Merger), HEALTHSOUTH shall file with the SEC or otherwise make publicly available all information about HEALTHSOUTH required pursuant to Rule 144(c) under the Securities Act of 1933 to enable such affiliate to resell such shares under the provisions of Rule 145(d) under the Securities Act of 1933.

     7.20 Tax Treatment. HEALTHSOUTH and NSC agree to treat the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of HEALTHSOUTH, NSC or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization under such provisions of the Code.

     7.21 Conduct of Business of the Subsidiary Pending the Merger. Prior to the Effective Time and subject to any applicable regulatory approvals, HEALTHSOUTH shall cause the Subsidiary to (i) perform its obligations under this Agreement in accordance with the terms hereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby, (ii) not incur, directly or indirectly, any liabilities or obligations except those incurred in connection with the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, (iii) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement, and (iv) not create, grant or suffer to exist any lien upon its properties or assets which would attach to any properties or assets of HEALTHSOUTH or the Surviving Corporation after the Effective Time.

     7.22  Consulting and Noncompetition Agreements.  HEALTHSOUTH and each of
E. Timothy Geary, Bryan S. Fisher, Dennis D. Solheim and Dennis Zamojski will execute and deliver prior to the Closing Date Consulting and Noncompetition Agreements in the respective forms set forth on Exhibit 7.22 to the Disclosure Schedule.

Section 8.  Termination, Amendment and Waiver.

     8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of shares of NSC Common Stock:

          (a) by mutual written consent of HEALTHSOUTH and NSC;

          (b)  by either HEALTHSOUTH or NSC:

               (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of shares of NSC Common Stock shall not have been obtained;

               (ii) if the Merger shall not have been consummated on or before November 30, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

               (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibited the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

               (v) if either HEALTHSOUTH or NSC gives notice of termination as a non-notifying party pursuant to Section 7.9;

          (c) By either HEALTHSOUTH or NSC in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of HEALTHSOUTH) or Section 9.3 (in the case of NSC) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii); or

          (d) By NSC, if NSC's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of NSC Common Stock or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.10) other than this Plan of Merger or
     (iii) resolved to do any of the foregoing.

     8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of shares of NSC Common Stock; provided, however, that after any such approval, there shall be made no amendment that pursuant to
Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in
Section 7.9.

     8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of HEALTHSOUTH, the Subsidiary or NSC, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     8.6 Expenses; Break-up Fees. (a) All costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement shall be shared equally by NSC and HEALTHSOUTH.

     (b) (i) If this Plan of Merger is terminated by NSC pursuant to Section 8.1(d), and within one year after the effective date of such termination NSC is the subject of a Third Party Acquisition Event with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) (other than a party hereto), then at the time of consummation of such a Third Party Acquisition Event, NSC shall pay to HEALTHSOUTH a break-up fee of $15,000,000 in immediately available funds, which fee represents the parties' best estimates of the out-of-pocket costs incurred by HEALTHSOUTH and the value of management time, overhead, opportunity costs and other unallocated costs of HEALTHSOUTH incurred by or on behalf of HEALTHSOUTH in connection with this Plan of Merger. Such break-up fee shall be due and payable on the earliest of (i) the date on which NSC enters into any definitive agreement for an Acquisition Transaction, (ii) the date on which an Acquisition Transaction is consummated, or (iii) the earliest date on which NSC has notice of an event described in Section 8.6(b)(ii)(B). NSC shall not enter into any agreement with respect to any Third Party Acquisition Event which does not, as a condition precedent to the effectiveness of such agreement, require such break-up fee to be paid to HEALTHSOUTH upon the execution of such agreement.

          (ii) As used herein, the term "Third Party Acquisition Event" shall mean the occurrence of either of the following within the one-year period specified in Section 8.6(b)(i):

               (A) NSC shall enter into any definitive agreement for any Acquisition Transaction (regardless of whether such Acquisition Transaction is consummated), or shall otherwise be the subject of an Acquisition Transaction which is consummated (regardless of whether such consummation occurs within the one-year period described in Section 8.6(b)(i)); or

               (B) any Person (other than HEALTHSOUTH or its affiliates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding NSC Common Stock.

     (c) NSC acknowledges that the provisions for the payment of break-up fees and allocation of expenses contained in this Section 8.6 are an integral part of the transactions contemplated by this Plan of Merger and that, without these provisions, HEALTHSOUTH would not have entered into this Plan of Merger. Accordingly, if a break-up fee shall become due and payable by NSC, and NSC shall fail to pay such amount when due pursuant to this Section, and, in order to obtain such payment, suit is commenced which results in a judgment against NSC therefor, NSC shall pay HEALTHSOUTH's reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section (computed from the date upon which such amounts were due and payable pursuant to this Section) and such costs (computed from the date incurred) at the prime rate of interest announced from time to time by NationsBank, N.A. (South). The obligations of NSC under this Section 8.6 shall survive any termination of this Plan of Merger.

Section 9.  Conditions to Closing.

     9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived in writing by HEALTHSOUTH and NSC):

          (a) None of HEALTHSOUTH, the Subsidiary or NSC nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of NSC, the NSC Subsidiaries and the NSC Other Entities, taken as a whole.

          (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

          (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

          (e) The holders of NSC Common Stock shall have approved the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

          (f) The shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the Exchange.

          (g) The Merger shall qualify for "pooling of interests" accounting treatment, and HEALTHSOUTH and NSC shall each have received letters to that effect from Ernst & Young, LLP, independent accountants for HEALTHSOUTH, dated (i) the date of the mailing of the Proxy Statement and (ii) the Closing Date.

          (h) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any licenses, certificates of need and other regulatory approvals necessary to allow the Surviving Corporation to operate the NSC facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation.

          (i) HEALTHSOUTH and the Subsidiary shall have received all consents, approvals and authorizations of third parties with respect to all material leases and management agreements to which the NSC Subsidiaries and the NSC Other Entities are parties, which consents, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to HEALTHSOUTH, except where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the business of the Surviving Corporation.

     9.2 Conditions to Obligations of HEALTHSOUTH and the Subsidiary. The obligations of HEALTHSOUTH and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by HEALTHSOUTH and the Subsidiary):

          (a) Each of the agreements of NSC to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and NSC shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of NSC set forth in Section 3.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of NSC set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that NSC shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by HEALTHSOUTH) under Section 7.2. HEALTHSOUTH and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of NSC, dated the Closing Date, certifying in such detail as HEALTHSOUTH and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

          (c) HEALTHSOUTH shall have received an opinion from Haskell Slaughter & Young, L.L.C., to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, NSC and the Subsidiary.

          (d) HEALTHSOUTH shall have received an opinion from Bell, Boyd & Lloyd substantially to the effect set forth in Exhibit 9.2(d) hereto.

     9.3 Conditions to Obligations of NSC. The obligations of NSC to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by NSC):

          (a) Each of the agreements of HEALTHSOUTH and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and HEALTHSOUTH and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of HEALTHSOUTH set forth in
     Section 5.11(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of HEALTHSOUTH set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). NSC shall have been furnished with a certificate, executed by duly authorized officers of HEALTHSOUTH and the Subsidiary, dated the Closing Date, certifying in such detail as NSC may reasonably request as to the fulfillment of the foregoing conditions.

          (c) NSC shall have received an opinion from Bell, Boyd & Lloyd to the effect that the Merger will constitute a reorganization with the meaning of
     Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, NSC and the Subsidiary.

          (d) NSC shall have received an opinion from Haskell Slaughter & Young, L.L.C., substantially to the effect set forth in Exhibit 9.3(d) hereto.

Section 10.   Miscellaneous.

     10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

     10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

          If to HEALTHSOUTH:

               HEALTHSOUTH Corporation
               One Healthsouth Parkway
               Birmingham, Alabama  35243
               Attention:  Michael D. Martin
               Facsimile:  (205) 969-4620


          with a copy to:

               William W. Horton, Esq.
               HEALTHSOUTH Corporation
               One HealthSouth Parkway
               Birmingham, Alabama  35243
               Facsimile:  (205) 969-4730

          If to NSC:

               National Surgery Centers, Inc.
               30 South Wacker Drive
               Suite 2302
               Chicago, Illinois  60606
               Attention:  E. Timothy Geary
               Facsimile:

          with a copy to:

               Steven E. Ducommun, Esq.
               Bell, Boyd & Lloyd
               Three First National Plaza
               70 West Madison Street, Suite 3300
               Chicago, Illinois  60602-4207
               Facsimile:  (312) 372-2098

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

     10.4 Indemnification. (a) NSC shall, and from and after the Effective Time HEALTHSOUTH and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Plan of Merger or who becomes prior to the Effective Time, an officer, director or employee of NSC or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the Indemnifying Party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of NSC or any of its subsidiaries, or is or was serving at the request of NSC as a director, officer employee or agent of any other corporation, partnership, joint venture or other enterprise, whether pertaining to any matter existing or occurring at or prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Plan of Merger, the Merger or any other transactions contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, as the case may be (and HEALTHSOUTH and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by
Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and NSC (or them and HEALTHSOUTH and the Surviving Corporation after the Effective Time), (ii) NSC (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) NSC (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of NSC, HEALTHSOUTH or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 10.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NSC, HEALTHSOUTH or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 10.4 except to the extent such failure prejudices such party), and shall deliver to NSC (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) Until such time as the applicable statute of limitations shall have expired, HEALTHSOUTH shall, and shall cause the Surviving Corporation to, provide with respect to each of the Indemnified Parties the indemnification rights which such Indemnified Party had, whether from NSC or any NSC Subsidiary, immediately prior to the Effective Time, whether under the Certificate or Articles of Incorporation or Bylaws of NSC or such NSC Subsidiary or otherwise, except as otherwise provided in Section 10.4(a).

     (c) Immediately following the Effective Time, HEALTHSOUTH shall cause to be in effect the current policies of directors' and officers' liability insurance maintained by NSC or any NSC Subsidiary (provided that HEALTHSOUTH may substitute therefor policies of at least the same coverage and limits containing terms and conditions that are substantially as advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time, and HEALTHSOUTH shall maintain such coverage for a period of six years after the Effective Time; provided, however, that in no event shall HEALTHSOUTH or the Surviving Corporation be required to expend more than 200% of the current annual premiums paid by NSC for such insurance.

     (d) This Section 10.4 shall survive the Closing and is intended to benefit NSC, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 10.4 against HEALTHSOUTH and the Surviving Corporation, as the case may
be) and shall be binding upon all successor and assigns of HEALTHSOUTH and the Surviving Corporation.

     10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of a party (or persons performing comparable functions for such party, irrespective of title) and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with NSC or HEALTHSOUTH, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries and other consolidated entities taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles and (ii) the public announcement of the Merger and compliance with the provisions of this Plan of Merger, (iii) any changes resulting from any restructuring or other similar charges or write-offs taken by NSC with the consent of HEALTHSOUTH, provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger, (iv) the termination or failure to be consummated or completed of any acquisition, joint venture, development project or other transaction which was not consummated or completed prior to the execution and delivery of this Plan of Merger, (v) any change in the Social Security Act, Medicare, Medicaid or other similar laws, rules or regulations of generally applicability or interpretations thereof by courts or governmental authorities, and (vi) any change in general economic conditions, in interest rates or in conditions affecting the healthcare or ambulatory surgery industries generally.

     10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

     10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

     10.11 Taxes. For purposes of this Agreement, the term "tax" or "taxes" shall mean all taxes, charges, fees, levies, penalties or other assessment imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, Social Security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Plan of Merger, the term "tax return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to taxes.

     10.12 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

     10.13 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     10.14 Entire Agreement. This instrument, including all Exhibits attached hereto, together with the Confidentiality Agreements, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     10.15 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     10.16 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as provided in Sections 2, 7.16, 7.18 and 10.4, no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     10.17 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by HEALTHSOUTH, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     IN WITNESS WHEREOF, HEALTHSOUTH, the Subsidiary and NSC have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                              NATIONAL SURGERY CENTERS, INC.


                              By /s/ E. Timothy Geary
                                ----------------------------------------------
                                               E. Timothy Geary
                                Chairman of the Board, Chief Executive Officer
                                                 and President


ATTEST:


  /s/ Bryan S. Fisher
---------------------------
      Bryan S. Fisher
         Secretary

[CORPORATE SEAL]
                              HEALTHSOUTH Corporation


                              By /s/ Michael D. Martin
                                ----------------------------------------------
                                             Michael D. Martin
                                         Executive Vice President,
                                        Chief Financial Officer and Treasurer
ATTEST:


   /s/ William W. Horton
---------------------------
       William W. Horton
      Assistant Secretary

[ CORPORATE SEAL ]


                              FIELD ACQUISITION CORPORATION

                              By /s/ Michael D. Martin
                                ----------------------------------------------
                                       Michael D. Martin
                                         Vice President